Friday, November 30, 2012

CytoSorbents Appoints Thomas Bocchino as Chief Financial Officer

MONMOUTH JUNCTION, New Jersey – (Nov 30, 2012) - CytoSorbents Corporation (OTCBB:CTSO), a critical care-focused company using blood purification to reduce inflammation as a means to prevent or treat organ failure caused by life-threatening illnesses, announced today that it has appointed Thomas Bocchino as Chief Financial Officer.

Mr. Bocchino, 53, brings to CytoSorbents more than 25 years of financial and operational experience. Most recently, he was the CFO of New Brunswick Scientific Co., Inc., (NBS) a manufacturer and international distributor of laboratory equipment with more than $100M in worldwide sales, particularly in the United States, Europe, and Asia. He helped lead NBS as a NASDAQ Global Markets listed company and oversaw its acquisition in 2007 by the international laboratory supply conglomerate, Eppendorf AG, based out of Hamburg, Germany. Mr. Bocchino remained the CFO of the NBS subsidiary until this year. Prior to that, he held a number of financial positions, including the CFO of IVC Industries, a publicly-traded manufacturer of nutritional supplements, with revenues of approximately $70M, and helped to engineer a financial turnaround of the company and subsequent sale to Inverness Medical Innovations, Inc. Mr. Bocchino earned his BS in Business Administration from the University of Dayton and is a Certified Public Accountant and a Chartered Global Management Accountant.

Commenting on the appointment, Dr. Phillip Chan, Chief Executive Officer said, “We are thrilled that Tom is joining us. As we look to advance our commercial efforts, Tom brings a wealth of experience to the Company in many different areas. For example, Tom’s outstanding expertise in international finance and distribution, particularly in the European Union, will be instrumental as we geographically expand CytoSorb® cartridge sales. At NBS, he helped to build and manage a worldwide network of distributors and direct sales offices that generated more than $100M in revenue, and is expected to make significant contributions in implementing our own similar strategy. Tom’s experience as a global markets public company CFO, including Securities and Exchange Commission and Sarbanes Oxley compliance, governance, and reporting will be invaluable as we work towards a stock exchange up-listing. Additionally, his outward facing interactions with the analyst and investor communities will be important in helping to execute our financing strategy.”

Al Kraus, Chairman of the Board stated, “Tom is the right person at the right time for our Company. He is a talented and seasoned senior executive and we are delighted to welcome him to the management team. We look forward to his many anticipated contributions.”

Mr. Bocchino commented, “This is a very exciting time for CytoSorbents, with the potential to save lives with CytoSorb®, and to capitalize on so many other different near-term opportunities. I am very pleased to have a chance to bring my financial and international experience to help make CytoSorbents a commercial success.”

Dr. Chan stated, “As we welcome Tom, on behalf of the Company and the Board of Directors, we also would like to thank Mr. Ronald Berger, who has done an outstanding job as our Interim CFO. His hard work, dedication, and many accomplishments over the past eight years as Interim CFO and Controller with the Company are greatly appreciated. We look forward to continuing to work with both Tom and Ron in the future.”

About CytoSorbents

CytoSorbents Corporation is a critical care focused therapeutic device company using blood purification to modulate the immune system and fight multi-organ failure in life-threatening illnesses. Its purification technology is based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and adsorption. CytoSorb®, the Company’s flagship product, is approved in the European Union as a safe and effective cytokine filter, designed to reduce the “cytokine storm” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the mortality is extremely high, yet no effective treatments exist. Additional information is available on the Company's website: http://www.cytosorbents.com.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and additional CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate and timely financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on March 30, 2012, which is available at http://www.sec.gov.

Contact:

CytoSorbents Corporation

Dr. Phillip Chan

Chief Executive Officer

(732) 329-8885 ext. *823

pchan@cytosorbents.com

http://www.cytosorbents.com.

Source: CytoSorbents Corporation